Exhibit 99.1

                Advancis Pharmaceutical Reports Fourth Quarter
                          And Full Year 2003 Results

       Company Receives First Milestone Payment Under GSK Collaboration

    GERMANTOWN, Md., Feb. 12 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced results for the quarter and fiscal year ended December 31, 2003.
    Advancis reported fourth quarter 2003 revenue of $3.3 million, resulting mainly from the achievement and recognition of $3.0 million from the first milestone event under the Company's July 2003 agreement with GlaxoSmithKline
(GSK). Under this agreement, the Company licensed patents and its proprietary PULSYS(TM) technology to GSK for use with GSK's antibiotic, Augmentin(R), and limited other amoxicillin products.
    Advancis reported research and development (R&D) expenses in the fourth quarter of $6.0 million, compared to fourth quarter 2002 R&D expenses of $2.9 million and third quarter 2003 R&D expenses of $5.0 million. For the full year of 2003, R&D expenses totaled $16.6 million, compared to $10.9 million during the full year of 2002.
    Total operating expenses for the fourth quarter of 2003 were $8.8 million, up from $3.9 million in the fourth quarter of last year and $6.8 million in the third quarter of 2003. For the full year of 2003, total operating expenses were $23.0 million, compared to $14.2 million during the full year of 2002.
    Net loss applicable to common stockholders was $5.4 million for the fourth quarter, compared to a net loss of $4.0 million in the fourth quarter of 2002 and a net loss of $29.1 million in the third quarter of 2003. Net loss per share during the fourth quarter was ($0.29), down from a net loss of ($4.24) per share in the comparable quarter of last year. Net loss applicable to common stockholders for the year of 2003 totaled $42.1 million, or ($7.58) per share, compared to a net loss of $14.2 million, or ($16.37) per share, in 2002. As of December 31, 2003, cash, cash equivalents and marketable securities totaled $65.1 million.
    "We are proud of the major corporate developments we achieved at Advancis during 2003," commented Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We advanced five products into clinical trials, established two major collaborative partnerships validating our technologies, built a patent portfolio of sixteen issued and allowed patents, successfully completed our IPO and other financings, placing us on a very stable financial foundation, and assembled a world-class group of senior executives, scientific advisors and board members. It was a very busy and productive year for Advancis," Dr. Rudnic observed.

    OPERATIONAL HIGHLIGHTS

    New Patents
    Advancis announced that five additional patents issued in December, bringing its total patent estate to 14 issued and 2 allowed U.S. patents, along with 42 U.S. patent applications, covering certain compositions and methods using its pulsatile dosing technology. Two of the patents issued in December relate to the pulsatile delivery of sub-classes of antibiotic products: beta-lactams and fluoroquinolones. The remaining three patents issued relate to the pulsatile delivery of specific antibiotic compounds: metronidazole, erythromycin, and levofloxacin. Advancis' intellectual property is protected under a tiered strategy providing for umbrella patents to cover the primary anti-infectives therapeutic classes, patents covering the compound sub-classes, and finally, coverage for specific drugs and combinations.

    Collaboration with GlaxoSmithKline (GSK)
    Advancis' licensing agreement with GSK moved forward over the quarter. Under the agreement, the Company licensed patents and PULSYS technology for use with GSK's Augmentin (amoxicillin/clavulanate combination) products and with limited other amoxicillin products. During the fourth quarter, Advancis was notified by GSK that the first milestone event was achieved, and the Company subsequently received payment of $3.0 million pursuant to the agreement. Under the terms of the collaboration, GSK will be responsible for the clinical development, manufacture and sale of the licensed products. In 2002, total U.S. sales of amoxicillin/clavulanate combination products totaled approximately $1.9 billion.

    Collaboration with Par Pharmaceutical (Par)
    The Company's agreement with Par (a subsidiary of Pharmaceutical Resources, Inc.) relates to Advancis' licensing of the distribution and marketing rights to its generic clarithromycin extended release product.
Under the terms of this agreement, Advancis will be responsible for the clinical development, regulatory approval, and the initial manufacture of the product, and Par will be responsible for the marketing and sale of the product. Advancis is entitled to receive milestone payments of up to $6.0 million upon the achievement of certain commercialization goals, and additional royalty payments equal to over 50 percent of the net profits from any product sales. In 2002, sales of Abbott Laboratories' Biaxin XL (extended release clarithromycin) were approximately $335 million.
    After the end of the fourth quarter, Advancis received results from its expanded bio-equivalency studies of its generic clarithromycin product, with conclusions similar to those received last quarter. A study of 40 subjects indicated that the product satisfies all bio-equivalency standards established by the FDA when the product is taken with food, which is consistent with the instructions on the product label. However, in an initial study of 34 subjects and the expanded 132-subject study completed in February, the product narrowly missed one of the bio-equivalency standards when taken in the non-recommended, "fasted" state. While the peak drug concentration for the Advancis product fell below the confidence interval needed to statistically meet the bio-equivalence standard under this scenario, the Advancis product demonstrated a more sustained release profile than the branded (Abbott) counterpart.
    The Company intends to pursue a new bio-equivalency study with an adjusted formulation of the product, designed to modify the release profile of the product to more closely correspond to Biaxin XL and meet the standard for bio-equivalence. The Company expects that the new formulation and subsequent bio-equivalency studies will involve an expanded relationship with Par, whereby Par will assume many of the commercial manufacturing responsibilities for the generic product and the filing of the abbreviated new drug application (ANDA). Advancis and Par are currently in the latter stages of negotiating manufacturing terms to supply the product for commercial launch.
    Advancis believes this modified strategy will allow for a more efficient ANDA approval process and take advantage of Par's focus and experience in the generic marketplace. If the new bio-equivalency study proceeds as anticipated, the Company expects to make an ANDA filing by the third quarter of 2004, and to ultimately launch the product in the second half of 2005. As Abbott's relevant patent for Biaxin XL expires in the second half of 2005, Advancis anticipates it will be able to launch its generic product shortly following the patent expiration. However, the Company can provide no assurance that any generic product will be launched in such time frame, or at all.

    PULSYS Product Pipeline
    Advancis currently has four PULSYS antibiotic compounds in Phase I/II clinical trials and an additional four PULSYS product candidates in advanced in vitro preclinical development, each targeting the $27 billion worldwide antibiotic market. The company's existing product candidates are pursuing eight of the top fifteen antibiotic products, with total worldwide sales of approximately $9 billion.
    In each of the Phase I/II trials for the Company's PULSYS product candidates, different pulsatile formulations have been evaluated in a number of studies, in order to develop a composite dosage form of the product that will deliver the desired pulsatile profile. Specific studies were conducted to compare the pharmacokinetic profiles of individual pulse-release pellet formulations, to compare the composite dosage form to marketed formulations, and to evaluate the food effects of individual formulations. Approximately 8 to 20 healthy volunteers were enrolled per study and a total of 172 subjects have been treated with our pulsatile drug products to date. The Company's most advanced pulsatile product candidate, amoxicillin PULSYS, is expected to enter pivotal Phase III trials later in 2004.
    Advancis' research and development efforts have also targeted additional candidates for its product development pipeline that are designed to use pulsatile dosing to improve the efficacy, efficiency, and convenience of currently marketed antibiotics and to develop novel antibiotic combinations. The Company expects to advance up to four preclinical product candidates into Phase I/II human trials over the course of 2004.
    In addition, Advancis is exploring the possibility of licensing or acquiring antibiotic products that the Company believes may be improved through pulsatile delivery. That is, the Company believes that certain antibiotics developed and deemed to be of limited value by other firms may experience improved therapeutic effect when dosed using PULSYS technology. The Company also intends to explore the use of its pulsatile dosing approach in other therapeutic categories beyond antibiotics, such as antivirals, antifungals and oncology.

    Additions to Scientific Advisory Board
    During the quarter, Advancis named Robert C. Moellering, Jr., M.D. and William A. Craig, M.D. to its Scientific Advisory Board. Drs. Moellering and Craig are globally recognized experts in the area of infectious disease, and bring the total number of Advancis scientific advisors to six. Dr. Moellering is the Herman Ludwig Blumgart Professor of Medicine at Harvard Medical School and Physician-in-Chief and Chairman of the Department of Medicine at Beth Israel Deaconess Medical Center. Dr. Craig is a professor of medicine at the University of Wisconsin Medical School and professor of pharmaceutics at the University of Wisconsin School of Pharmacy. Both will provide guidance to Advancis in optimizing its proprietary technologies and developing its pipeline of pulsatile drugs for the anti-infective market.

    FINANCIAL DETAILS

    * Total revenue was $3.3 million in the fourth quarter of 2003, resulting from the achievement of a $3.0 million milestone and the amortization of a $5.0 million upfront payment through the Company's collaboration with GSK, as discussed above. For the full year of 2003, Advancis revenue totaled $3.6 million. The Company generated no revenue prior to the third quarter of 2003.

    * Operating expenses. Fourth quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and capital resources used in the Company's clinical trials and research initiatives, were $6.0 million, compared to $2.9 million in the fourth quarter of 2002, and $5.0 million in the third quarter of 2003. For the year ended December 31, 2003, total R&D expenses were $16.6 million, up from $10.9 million for 2002, as the Company expanded investment in its product candidates and proprietary technologies.

       General and administrative expenses totaled $2.7 million in the fourth quarter, up from $1.0 million in the fourth quarter of 2002, and $1.8 million in the third quarter of 2003. For the year ended December 31, 2003, general and administrative expenses increased to $6.4 million, compared to $3.3 million in 2002, resulting mainly from the Company's addition of personnel, increased stock-based compensation, and its expansion into its new corporate headquarters, R&D facility, and manufacturing plant in June 2003.

    * Net loss for the fourth quarter of 2003 was $5.3 million. This compares to a net loss of $4.0 million in the fourth quarter of 2002, and $8.2 million (including $1.7 million from non-cash beneficial conversion deemed interest expense) in the third quarter of 2003. Net loss for the year ended December 31, 2003 was $21.0 million (including $1.7 million from non-cash beneficial conversion deemed interest expense), compared to a net loss of $14.1 million in the full year of 2002.

    * Net loss per share applicable to common stockholders for the fourth quarter of 2003, was ($0.29), compared to a loss per common share of ($4.24) in the fourth quarter of 2002. For the full year, net loss per common share was ($7.58) in 2003, versus ($16.37) in 2002. Year-to-year differences were primarily due to increased losses and the effect of a $20.9 million beneficial conversion feature deemed dividend to preferred shareholders in 2003 that were offset by increases in the number of shares outstanding in 2003 as a result of the Company's initial public offering of common stock. Per share figures were computed on the basis of an average of 18.7 million shares outstanding in fourth quarter 2003 and 0.9 million shares outstanding in fourth quarter 2002; and an average of 5.6 million shares outstanding in 2003 and 0.9 million shares outstanding in 2002.

    * Cash and marketable securities increased during the fourth quarter of 2003 by $48.0 million, composed of $54.4 million from the sale of stock and from net borrowings, and $1.8 million from working capital changes and other items; offset by $5.5 million of operating losses, and $2.7 million for fixed asset additions.

    * The Balance Sheet at the end of the fourth quarter reflected $65.1 million of cash, cash equivalents and marketable securities, compared to $4.1 million as of December 31, 2002, and $17.1 million as of September 30, 2003. Increased liquidity resulted mainly from the Company's initial public offering of six million shares of common stock in October 2003, which resulted in net proceeds of $54.3 million. The Company also had availability of $4.2 million under its $5.5 million line of credit at December 31, 2003.

    FINANCIAL GUIDANCE

    First Quarter 2004 financial performance is expected to include revenue totaling approximately $0.3 million, resulting from continued amortization of the upfront license payment from the Company's collaboration with GSK. Net loss for the quarter is expected to be approximately $12 million to $13 million, or $0.52 to $0.57 per diluted common share.

    Full Year 2004 financial results are expected to show a significant increase in total revenue versus 2003. Total revenue for the year is anticipated to be between $30 million and $40 million, with a net loss of between $17 million and $20 million, or approximately $0.75 to $0.90 per diluted common share. These estimates assume the receipt of additional milestone payments from GSK under our licensing agreement, a successful filing of an ANDA for our generic product, and the receipt of payments under two additional collaborative agreements involving our PULSYS products. Non-cash charges for 2004, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $10 million. As a result of these non-cash charges and the anticipated receipt of license revenue during the year, total cash used in the Company's operations in 2004 is expected to be less than $5 million.

    CONFERENCE CALL

    The Company has scheduled a conference call for today, Thursday, February 12, 2004 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss quarterly results and other corporate information. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on February 12, 2004 beginning at 12:30 PM ET and will be accessible until Thursday, February 19, 2004 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 5333960. The conference call will also be broadcast simultaneously on the Company's website, www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:

    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's generic clarithromycin and other products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's collaborative agreements; and all of the financial forecasts and projections for the first quarter of 2004 and the full year of 2004 included under the Financial Guidance section of this announcement.
    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.



                     ADVANCIS PHARMACEUTICAL CORPORATION

                           STATEMENTS OF OPERATIONS


                             Three Months Ended            Year Ended
                                December 31,               December 31,
                             2003         2002          2003          2002
                                (unaudited)          (unaudited)

    Contract revenue      $3,312,500  $         -    $3,625,000  $          -

    Cost and expenses:
      Research and
       development         6,046,694    2,924,139    16,594,629    10,855,130
      General and
       administrative      2,737,087      997,996     6,427,453     3,323,879
         Total expenses    8,783,781    3,922,135    23,022,082    14,179,009

    Loss from operations  (5,471,281)  (3,922,135)  (19,397,082)  (14,179,009)

    Interest income          169,603       34,890       253,504       338,135
    Interest expense         (31,333)     (24,354)     (164,939)     (235,506)
    Beneficial
     conversion feature
     -- deemed
     interest expense              -            -    (1,666,667)            -
    Other expenses                        (47,615)            -       (47,615)

    Net loss              (5,333,011)  (3,959,214)  (20,975,184)  (14,123,995)

    Accretion of
     issuance costs of
     mandatorily
     redeemable
     convertible
     preferred stock         (96,172)     (18,990)     (209,173)      (73,925)

    Beneficial
     conversion feature
     -- deemed
     dividend to
     preferred
     stockholders                  -            -   (20,907,620)            -

    Net loss applicable
     to common
     stockholders        $(5,429,183) $(3,978,204) $(42,091,977) $(14,197,920)

    Basic and diluted
     net loss per
     share applicable
     to common
     stockholders        $     (0.29) $     (4.24) $      (7.58) $     (16.37)

    Shares used in
     calculation of
      basic and diluted
      net loss
      per share           18,733,474      937,642     5,554,773       867,239




                     ADVANCIS PHARMACEUTICAL CORPORATION

                                BALANCE SHEETS


                                              December 31,        December 31,
                                                 2003                2002
                                              (unaudited)
    ASSETS
      Current assets:
        Cash and cash equivalents             $37,450,490        $ 4,059,911
        Marketable securities                  27,636,632                  -
        Accounts receivable                     3,000,000                  -
        Prepaid expenses and other
         current assets                         1,127,464            172,512
          Total current assets                 69,214,586          4,232,423

      Property and equipment, net              12,512,792          2,693,208
      Restricted cash                           1,776,569          1,438,538
      Deposits                                    477,396            488,854
      Notes receivable                            121,500            121,500
      Intangible assets, net                       72,000             84,000
          Total assets                        $84,174,843        $ 9,058,523


    LIABILITIES, MANDATORILY REDEEMABLE
     CONVERTIBLE PREFERRED STOCK
     AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable                      $ 2,683,713        $   758,773
        Accrued expenses                        3,757,863            830,980
        Lines of credit -
         current portion                          953,984            595,704
          Total current liabilities             7,395,560          2,185,457

      Lines of credit -
       noncurrent portion                       1,411,604          1,060,230
      Note payable                                 75,000             75,000
      Deferred licensing revenue                4,375,000                  -
      Deferred credit on lease
       concession                                 767,759                  -
          Total liabilities                    14,024,923          3,320,687

      Mandatorily redeemable
       convertible preferred stock:
        Series A                                        -          1,989,471
        Series B                                        -          2,488,355
        Series C                                        -          5,998,100
        Series D                                        -         17,963,369
        Series E                                        -                  -
          Total mandatorily redeemable
           convertible preferred stock                  -         28,439,295

      Stockholders' equity (deficit):
        Common stock, par value                   226,394             13,763
        Capital in excess of par value        120,141,450            514,598
        Deferred stock-based
         compensation                          (6,126,286)          (102,986)
        Accumulated deficit                   (44,102,018)       (23,126,834)
        Accumulated other
         comprehensive income                      10,380                  -
          Total stockholders' equity
           (deficit)                           70,149,920        (22,701,459)

          Total liabilities,
           mandatorily redeemable
           convertible preferred
           stock and stockholders'
           equity (deficit)                   $84,174,843        $ 9,058,523



                     ADVANCIS PHARMACEUTICAL CORPORATION

                              CASH FLOWS SUMMARY


                         For the Three Months Ended     For the Year Ended
                                December 31,               December 31,
                             2003         2002          2003          2002
                                (unaudited)         (unaudited)

    Cash flows from
     operating
     activities:
      Net loss           $(5,333,011) $(3,959,214) $(20,975,184) $(14,123,995)
      Adjustments to
       reconcile net
       income to net cash
       used in operating
       activities:
        Depreciation and
         amortization        269,974      157,893       736,036       502,981
        Stock-based
         compensation      1,696,250      185,288     3,441,263       185,288
        Amortization of
         deferred credit
         on lease
         concession          (20,750)           -       (62,251)            -
        Amortization of
         premium on
         marketable
         securities          231,600            -       231,600             -
        Interest accrued
         on convertible
         notes                     -            -        91,389             -
        Beneficial
         conversion
         feature - deemed
         interest expense          -            -     1,666,667             -
        Changes in:
         Accounts
          receivable      (3,000,000)           -    (3,000,000)            -
         Prepaids and
          other current
          assets            (149,843)      89,934      (954,952)      (83,013)
         Deposits other
          than on
          property
          and equipment       97,788            -        95,068       (71,308)
         Accounts
          payable          1,529,726     (875,700)    1,924,940       483,714
         Accrued
          expenses         1,491,026      117,840     2,926,693       310,356
         Deferred
          revenue           (312,500)           -     4,375,000             -
           Net cash
            used in
            operating
            activities    (3,499,740)  (4,283,959)   (9,503,731)  (12,795,977)

    Cash flows from
     investing
     activities:
      Purchase of
       marketable
       securities        (22,608,155)           -   (27,857,852)            -
      Sale of
       marketable
       securities                  -      (82,785)            -     6,202,075
      Purchases of
       property and
       equipment          (3,900,583)    (419,826)  (10,543,620)   (1,439,677)
      Deposits on
       property and
       equipment           1,151,279       (6,491)      (83,610)     (283,246)
      Restricted cash         (1,355)      (1,731)     (338,031)   (1,438,538)
      Landlord lease
       concession                  -            -       830,010             -
           Net cash
            (used in)
            provided by
            investing
            activities   (25,358,814)    (510,833)  (37,993,103)    3,040,614

    Cash flows from
     financing
     activities:
      Proceeds from
       lines of credit       309,406      409,649     1,346,061     1,019,866
      Proceeds from
       note payable                -            -             -        75,000
      Payments on
       lines of credit      (188,371)    (141,378)     (636,407)     (453,814)
      Proceeds from
       convertible
       notes payable               -            -     5,000,000             -
      Proceeds from
       exercise of
       common stock
       options                20,715        3,320        91,094        12,833
      Proceeds from
       issuance of
       preferred stock,
       net of issuance
        costs                 (8,341)           -    20,774,765     2,974,200
      Proceeds from
       initial public
       offering, net of
       issuance costs     54,311,900            -    54,311,900             -

           Net cash
            provided by
            financing
            activities    54,445,309      271,591    80,887,413     3,628,085

    Net increase
     (decrease) in cash
     and cash
     equivalents          25,586,755   (4,523,201)   33,390,579    (6,127,278)
    Cash and cash
     equivalents,
     beginning of period  11,863,735    8,583,112     4,059,911    10,187,189
    Cash and cash
     equivalents,
     end of period       $37,450,490   $4,059,911   $37,450,490    $4,059,911


SOURCE  Advancis Pharmaceutical Corporation
    -0-                             02/12/2004
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corp./
    /Web site:  http://www.advancispharm.com/
    (AVNC)

CO:  Advancis Pharmaceutical Corporation
ST:  Maryland
IN:  MTC
SU:  ERN CCA ERP